Exhibit 99.1

MRI INTERVENTIONS ANNOUNCES

SECOND QUARTER 2013 FINANCIAL RESULTS

MEMPHIS, Tenn., August 13, 2013 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the quarter ended June 30, 2013.

Management Comments

“We are very pleased with the progress we made in the second quarter. We posted record disposable product revenues, we added to our installed base, we advanced our activities in drug delivery trials, we introduced additional capabilities for our ClearPoint system and we continued to expand the sales and marketing platform we need to support future growth in our business,” said Kimble Jenkins, CEO of MRI Interventions.

“We are pleased to report 98% growth in our revenues from disposable product sales, with revenues of $404,000 in the second quarter 2013 compared to $204,000 in the second quarter 2012. This significant growth reflects an increasing number of ClearPoint procedures being performed as adoption of our ClearPoint system continues to increase,” said Jenkins. “In addition, total product revenues increased to $497,000 in the second quarter 2013, up from $291,000 in the second quarter 2012, representing 71% growth.”

Jenkins continued, “Our ClearPoint installed base continues to expand, as we added three new installations in the second quarter. These new sites include the Mayo Clinic in Jacksonville, Florida, City of Hope Hospital in Los Angeles, and the Oregon Health & Science University in Portland, Oregon. The Mayo Clinic and City of Hope installations were made under our ClearPoint Placement Program, while the Oregon Health & Science University purchased the capital equipment for use in research studies. We ended the quarter with 25 installed sites, including 23 sites in the United States and two sites in Europe.”

“The library of clinical data supporting our ClearPoint system is continuing to grow,” said Jenkins. "ClearPoint clinical data was presented throughout the quarter, including physician presentations at the World Society for Stereotactic and Functional Neurosurgery Quadrennial Meeting in Tokyo, the American Association of Neurological Surgeons Annual Meeting in New Orleans, and the Targeted Drug Delivery Conference in San Francisco. Subsequent to the quarter, clinical data was presented at the International Congress of Parkinson’s Disease and Movement Disorders in Sydney, Australia, highlighting the benefits of DBS lead placement with ClearPoint in pediatric patients suffering from primary dystonia.”

“Awareness of our ClearPoint technology is accelerating among clinicians, and we worked during the quarter to expand our sales and clinical support activities, including adding personnel. Our efforts to hire, train and deploy the appropriate resources are ongoing, but Q2 saw us make great strides toward completion of that process,” said Jenkins.

“Lastly, we are pleased to note that subsequent to the quarter’s close, we were awarded a $150,000 SBIR grant from the National Heart, Lung, and Blood Institute, part of the National Institutes of Health. The activity under this grant relates to our ClearTrace cardiac platform. The aim of the grant is to perform certain real-time, MRI-guided catheter-based procedures in the heart,” said Jenkins.

Additional Second Quarter 2013 Highlights

Continued to build out the ClearPoint sales and marketing platform

■	Expanded ClearPoint sales and clinical support capabilities through increased head count

■	Launched the ClearPoint Symposium program, an in-depth training seminar for neurosurgeons on use of the ClearPoint technology

■

Physicians performed first ClearPoint patient procedures at Brigham and Women’s Hospital in Boston, Massachusetts; Spectrum Health in Grand Rapids, Michigan; the Mayo Clinic in Jacksonville, Florida; and Brodnowski Regional Hospital in Warsaw, Poland

■

Expanded ClearPoint system capabilities within the IMRIS VISIUS® Surgical Theatre, completing cases to achieve delivery of the investigational gene therapy Toca 511 for the treatment of brain tumors, and to enable laser ablation for removal of a brain tumor

■	Physicians performed first procedures using our new ClearPoint “Keyhole” components

■	Exhibited at the American Association of Neurological Surgeons 2013 Annual Scientific Meeting and the 2013 Targeted Drug Delivery Conference

Strengthened the Company’s Board of Directors

■	Added Dr. Philip Pizzo, former Dean of the Stanford University School of Medicine, to the Board of Directors

Update on Involvement in Drug Delivery Trials

MRI Interventions, Inc. (the “Company”) is currently involved in five drug delivery clinical trials, including two trials for Parkinson’s disease and three trials for brain tumors. In the trials, the Company’s ClearPoint system is utilized to enable direct delivery of investigational therapies to specific target areas in the brain. The list below provides highlights of each trial. The Company also looks to expand its activity in direct drug delivery through involvement in additional clinical trials moving forward.

■	AAV2-hAADC for Parkinson’s disease
o	Phase 1 study at the University of California, San Francisco
o	Genzyme Corporation, a Sanofi company, is the biotech company involved in the trial
o	The Michael J. Fox Foundation is supporting the trial
o	First patient is expected to be treated in 2013

■	AAV2-GDNF for Parkinson’s disease
o	Phase 1 study at the National Institute of Neurological Disorders and Stroke, which is part of the National Institutes of Health
o	uniQure, B.V. is the biotech company involved in this trial
o	First patient was treated in the second quarter 2013

■	Toca 511 for brain tumor (recurrent High Grade Gliomas, including Glioblastoma Multiforme)
o	Phase 1, multicenter study
o	Tocagen Inc. is the biotech company involved in this trial
o	Patients are currently being treated

■	IL13-PE38QQR for brain tumor (Diffuse Pontine Gliomas (DIPG) and supratentorial High Grade Gliomas)
o	Phase 1 study
o	Conducted at the National Institute of Neurological Disorders and Stroke, which is part of the National Institutes of Health
o	Patients have been treated and study continues to recruit participants

■	1241-8H9 for brain tumor (non-progressive DIPG)
o	Phase 1 study
o	Sponsored by the Memorial Sloan-Kettering Cancer Center in New York
o	Patients are currently being treated

Financial Review

Quarter Ended June 30, 2013

Product revenues totaled $497,000 for the quarter ended June 30, 2013, compared to $291,000 for the same period in 2012, an increase of 71%. Disposable component revenues were $404,000 for the quarter ended June 30, 2013, compared with $204,000 for the same period in 2012, representing growth of 98%. Capital product sales were $93,000 in the second quarter 2013, compared to $87,000 in the quarter ended June 30, 2012. Development service revenues related to contract product development decreased from $142,000 in the second quarter 2012 to $65,000 for the same period in 2013. License fee revenues of $650,000 were recorded in the second quarter 2012, while no license fee revenues were recorded in the second quarter 2013. Those revenues related to license fees the Company received in 2008 that were deferred and recognized over time. The revenue recognition period for those fees ended in March 2013, and therefore all revenues related to the license fees the Company received in 2008 were recognized as of the end of the first quarter. In the aggregate, the Company recorded revenues of $562,000 for the quarter ended June 30, 2013, compared to $1.1 million for the same period in 2012, with the decline solely attributable to the expiration of the revenue recognition period for the license fees the Company received in 2008.

Research and development costs were $742,000 for the quarter ended June 30, 2013, compared to $486,000 for the same period in 2012. The primary drivers for the increase were sponsored research costs and spending on development related to ClearPoint system software enhancements.

Selling, general and administrative expenses were $1.7 million for the quarter ended June 30, 2013, compared to $1.8 million for the same period in the prior year. The decrease related to lower share-based compensation expense, which was partially offset by an increase in sales and marketing expenses.

Net other income was $948,000 for the quarter ended June 30, 2013, compared to net other expense of $26,000 for the same period in 2012. The change was primarily attributable to a gain recorded by the Company in connection with the change in the fair value of the derivative liability associated with the warrants issued by the Company in its July 2012 and January 2013 financing transactions.

For the quarter ended June 30, 2013, the Company’s net loss was $1.4 million ($0.02 per share), compared to a net loss of $600,000 ($0.01 per share) for the same period in 2012.

The Company had a cash balance of $7.0 million at June 30, 2013.

Six Months Ended June 30, 2013

Product revenues totaled $958,000 for the six months ended June 30, 2013, compared to $513,000 for the same period in 2012, an increase of 87%. Disposable component revenues were $752,000 for the six months ended June 30, 2013, compared with $426,000 for the same period in 2012, representing growth of 77%. Capital product sales were $206,000 in the six months ended June 30, 2013, compared to $87,000 in the same period in 2012. Development service revenues related to contract product development decreased from $251,000 in the six months ended June 30, 2012 to $219,000 for the same period in 2013. License fee revenues of $650,000 recorded during the six months ended June 30, 2013 were down from $1.3 million recorded during the same period in 2012 as the revenue recognition period ended in March 2013. Those revenues related to license fees the Company received in 2008 that were deferred and recognized over time. In the aggregate, the Company recorded revenues of $1.8 million for the six months ended June 30, 2013, compared to $2.1 million for the same period in 2012, with the decline solely attributable to the expiration of the revenue recognition period for the license fees the Company received in 2008.

Research and development costs were $1.5 million for the six months ended June 30, 2013, compared to $1.2 million for the same period in 2012. The primary drivers for the increase were sponsored research costs and spending on development related to ClearPoint system software enhancements.

Selling, general and administrative expenses were $3.3 million for the six months ended June 30, 2013, compared to $3.1 million for the same period in the prior year. The primary driver for the increase was higher sales and marketing expenses, but those increased expenses were largely offset by lower share-based compensation expense.

Net other income was $1.6 million for the six months ended June 30, 2013, compared to net other expense of $25,000 for the same period in 2012. The change was primarily attributable to a gain recorded by the Company in connection with the change in the fair value of the derivative liability associated with the warrants issued by the Company in its July 2012 and January 2013 financing transactions. That gain was partially offset by a $1.4 million loss recorded by the Company in connection with its March 2013 loan modification.

Net interest expense for the six months ended June 30, 2013 was $221,000, compared with $2.4 million for the same period in 2012. Approximately $2.0 million of the interest expense during the six months ended June 30, 2012 related to the write-off of debt discounts and deferred financing costs associated with convertible notes that converted into shares of the Company’s common stock in February 2012 when the Company became a public reporting company.

For the six months ended June 30, 2013, the Company’s net loss was $2.2 million ($0.04 per share), compared to a net loss of $4.1 million ($0.12 per share) for the same period in 2012.

Change in Accounting for Warrant Derivative Liabilities

The Company has determined that it should have used derivative liability accounting to account for the fair value of warrants issued in its July 2012 equity financing transaction in recording the net proceeds received from that transaction, due to the anti-dilution provisions associated with the exercise price of the warrants. The Company previously recorded all of the net proceeds from the July 2012 financing as equity.

In accounting for its January 2013 equity financing, the Company applied derivative liability accounting for the warrants issued in that transaction. However, the valuation model used by the Company only considered the warrants' net cash settlement feature. The Company also should have considered other scenarios that did not result in application of the net cash settlement feature, in accordance with standards for derivative liability accounting.

The Company plans to file a Form 10-K/A for the year ended December 31, 2012 and a Form 10-Q/A for the quarterly period ended March 31, 2013, in which it will restate its financial statements to correct the non-cash errors related to derivative liability accounting for warrants issued in the July 2012 and January 2013 equity financings. With respect to the Company’s balance sheets, the restatement will simply result in a classification change between equity and derivative liabilities. With respect to the Company’s statements of operations, the restatement will result in an incremental net loss of only $44,000 over the relevant periods.

Financial Tables

Summarized financial information for the three and six month periods ended June 30, 2013 is presented below. Further information concerning the Company’s financial condition and results of operations for the three and six month periods ended June 30, 2013 will be included in its Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Related party license revenues	$-	$650,000	$650,000	$1,300,000
Product and development service revenues	562,489	433,760	1,176,688	763,759
Total revenues	562,489	1,083,760	1,826,688	2,063,759
Costs and operating expenses:
Cost of product revenues	295,777	156,757	522,108	258,426
Research and development costs
Research and development costs	741,817	486,022	1,513,270	1,175,691
Reversal of R&D obligation	-	(882,537)	-	(882,537)
Selling, general, and administrative	1,703,191	1,803,045	3,336,638	3,143,148
Total costs and operating expenses	2,740,785	1,563,287	5,372,016	3,694,728
Operating loss	(2,178,296)	(479,527)	(3,545,328)	(1,630,969)
Other income (expense):
Other income, net	948,326	(25,795)	1,590,180	(24,625)
Interest expense, net	(121,962)	(94,657)	(220,532)	(2,418,774)
Net loss	$(1,351,932)	$(599,979)	$(2,175,680)	$(4,074,368)
Net loss per common share:
Basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.12)
Weighted average shares outstanding:
Basic and diluted	57,384,247	40,596,069	56,129,908	32,891,808

The Company sold 92 SmartFrame kits during the three months ended June 30, 2013. That compares to 70 SmartFrame kits sold during the three months ended March 31, 2013, and 58 SmartFrame kits sold during the three months ended December 31, 2012. The SmartFrame targeting device is an MRI-compatible trajectory frame that serves as the centerpiece of the ClearPoint system’s disposable components. Depending on the type of neurological procedure being performed, a ClearPoint procedure will utilize either one or two SmartFrame kits.

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	June 30,	December 31,
	2013	2012
ASSETS		(restated)
Current Assets:
Cash and cash equivalents	$6,977,875	$1,620,005
Accounts receivable	440,704	445,432
Inventory	1,196,975	899,702
Other current assets	135,305	110,873
Total current assets	8,750,859	3,076,012
Property and equipment, net	1,204,851	1,287,115
Other assets	1,032,900	1,188,619
Total assets	$10,988,610	$5,551,746
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,183,200	$3,416,461
Derivative liabilities	2,855,367	2,129,091
Deferred revenue	75,787	762,725
Total current liabilities	5,114,354	6,308,277

Other accrued liabilities	359,732	574,722
Notes payable, net of unamortized discounts	8,333,324	6,534,150
Total liabilities	13,807,410	13,417,149
Stockholders' deficit	(2,818,800)	(7,865,403)
Total liabilities and stockholders' deficit	$10,988,610	$5,551,746

In addition, the impact of the restatement to correct the Company’s accounting for the derivative liabilities associated with the warrants issued by the Company in its July 2012 and January 2013 equity financings is reflected below for the periods indicated:

	As of December 31, 2012			As of March 31, 2013
	As previously			As previously
	reported	Adjustment	As restated	reported	Adjustment	As restated
Balance sheet:
Total assets	$5,551,746	$-	$5,551,746	$13,023,682	$-	$13,023,682

Current liabilities:
Derivative liabilities	$789	$2,128,302	$2,129,091	$3,771,310	$39,328	$3,810,638
All other current liabilities	4,179,186	-	4,179,186	2,518,349	-	2,518,349
Total current liabilities	4,179,975	2,128,302	6,308,277	6,289,659	39,328	6,328,987
All other liabilities	7,108,872	-	7,108,872	8,565,829	-	8,565,829
Total liabilities	11,288,847	2,128,302	13,417,149	14,855,488	39,328	14,894,816
Additional paid-in capital	60,953,692	(1,957,720)	58,995,972	65,716,715	4,999	65,721,714
Accumulated deficit	(65,495,746)	(170,582)	(65,666,328)	(66,445,749)	(44,327)	(66,490,076)
Other stockholders' equity	(1,195,047)	-	(1,195,047)	(1,102,772)	-	(1,102,772)
Total deficit	(5,737,101)	(2,128,302)	(7,865,403)	(1,831,806)	(39,328)	(1,871,134)
Total liabilities and stockholders' deficit	$5,551,746	$-	$5,551,746	$13,023,682	$-	$13,023,682

	Year Ended December 31, 2012			Three Months Ended March 31, 2013
	As previously			As previously
	reported	Adjustment	As restated	reported	Adjustment	As restated
Statements of operations:
Operating loss	$(3,129,278)	$-	$(3,129,278)	$(1,367,032)	$-	$(1,367,032)
Gain (loss) on change in fair value of derivative liabilities	(789)	(170,582)	(171,371)	1,497,443	126,255	1,623,698
All other income (expense)	(2,577,069)	-	(2,577,069)	(1,080,414)	-	(1,080,414)
Net Loss	$(5,707,136)	$(170,582)	$(5,877,718)	$(950,003)	$126,255	$(823,748)
Net loss per share (basic and diluted)	$(0.14)	$(0.01)	$(0.15)	$(0.02)	$0.00	$(0.02)

2013 Outlook

The Company achieved growth in product revenues of 87% in the six months ended June 30, 2013, measured against the same period in 2012. The Company expects to achieve a similar growth rate in its product revenues in the third quarter 2013, compared to the third quarter 2012. In the fourth quarter 2013, the Company expects an increase in that growth rate, measured against the fourth quarter 2012, as the Company anticipates it will begin to realize the benefits of its expanded sales and marketing capabilities. Based on the Company’s expected growth rates, the Company anticipates total product revenues for 2013 of $2.3 million to $2.7 million, which would equate to total annual revenues for 2013 of $3.2 million to $3.6 million. The product revenues projected by the Company for 2013 do not include significant revenues from drug delivery procedures, as the drug therapies being delivered with the ClearPoint system are in clinical trials and have not received regulatory approval.

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through August 20, 2013, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. Utilizing a hospital's existing MRI suite, the company's FDA-cleared and CE-marked ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain. MRI Interventions has a co-development and co-distribution agreement with Brainlab, a leader in software-driven medical technology, relating to the ClearPoint system. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company's interventional platforms strive to improve patient care while reducing procedure costs and times. MRI Interventions is also working with Boston Scientific Corporation to incorporate its MRI-safety technologies into Boston Scientific's implantable leads for cardiac and neurological applications. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales and clinical support capabilities; availability of reimbursement from third party payors for procedures utilizing our ClearPoint system; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results are described in our filings with the Securities and Exchange Commission, including, without limitation, MRI Interventions’ Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2013. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300